UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2014

NorthStar Realty Finance Corp.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32330 (Commission File Number)	11-3707493 (I.R.S. Employer Identification No.)

399 Park Avenue, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
On June 9, 2014, NorthStar Realty Finance Corp. (the “Company”), through a subsidiary, completed its previously announced acquisition of a hotel portfolio comprised of 47 upscale extended stay hotels and premium branded select service hotels with approximately 6,100 rooms (the “Innkeepers Portfolio”) for an aggregate purchase price of approximately $1.1 billion, including certain closing costs, pre-funded capital expenditures and other costs. The Innkeepers Portfolio is a geographically diverse, bi-coastal portfolio located primarily in top metropolitan markets, with the largest concentration of net operating income from hotels in California. The Company structured the acquisition as a joint venture with an affiliate of Chatham Lodging L.P., which was the prior minority owner of the portfolio. The Company contributed approximately $193 million for an approximate 90% interest in the joint venture and will predominantly control the joint venture. The joint venture purchased the portfolio from certain entities affiliated with Cerberus Real Estate Capital Management, Inc., a third party. The Company’s joint venture obtained $840 million of 5-year, non-recourse financing (including optional extensions), subject to customary exceptions, in connection with the acquisition. The financing has an initial interest rate of 3.54% and is secured by first lien mortgages on the hotels and equity interests in the Innkeepers Portfolio.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Realty Finance Corp.
(Registrant)

Date: June 10, 2014	By:	/s/ Ronald J. Lieberman
Ronald J. Lieberman
Executive Vice President, General Counsel and Secretary